Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made by and between BRISTOW GROUP, INC., a Delaware corporation (“Company”), and RANDALL A. STAFFORD (“Executive”) this 25th day of June, 2012 (“Effective Date”). Company and Executive are sometimes referred to collectively as the “Parties” or individually as a “Party”.

PURPOSE

Company and Executive have reached a mutual agreement that Executive’s employment with Company will terminate at the close of business on June 30, 2012 (the “Termination Date”) pursuant to the terms of this Agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of Employment Agreement. Except as otherwise provided herein (including, but not limited to, Sections 12 and 15 hereof), this Agreement replaces and terminates that certain Employment Agreement entered into as of May 22, 2006, as amended by the Amendment to Employment Agreement dated January 8, 2007 and by the Amendment to Employment Agreement dated March 10, 2008 (collectively, the “Employment Agreement”), and will constitute the entire agreement between the Parties.

2. Resignation as Officer and Director and Termination of Employment. The Executive hereby resigns all positions as an officer and director of the Company and its affiliates; including, but not limited, to Senior Vice President, General Counsel and Corporate Secretary of the Company and all other positions as an employee, representative or agent of the Company and its affiliates effective as of the Termination Date.

3. Payment of Accrued Amounts.

(a) The Company shall continue to pay to Executive his base salary of $331,500.00 per year through the Termination Date, in accordance with the Company’s normal payroll schedule and procedures for its executives.

(b) On the later of (i) the date that the Waiver and Release referenced in Section 14 and attached hereto as Appendix C becomes irrevocable by Executive, so long as such Waiver and Release is executed by Executive and delivered to the Company on or before July 30, 2012 (defined as the Waiver Effective Date in the Waiver and Release), and (ii) July 30, 2012 (the “Payment Date”), the Company shall pay to Executive: (x) an amount equal to $24,870.00, which represents payment for all of Executive’s unused paid time off and (y) an amount equal to $44,849.00, which represents payment of Executive’s FYE 3/31/2013 Target Bonus accrued to June 30, 2012.

4. Severance Payments. On the Payment Date, the Company also shall pay to Executive in a lump sum an amount equal to $1,298,283.00, which amount shall include the following components:

a. 2X Annual Salary of $331,500 =	$663,000
b. 2X Target Bonus @ 55% of Annual Salary =	$364,650
c. 2010 Performance Cash Award =	$150,000
d. 2011 Performance Cash Award =	$120,633

Total	$1,298,283

5. Vesting of Restricted Stock and Options. Executive is the recipient of certain shares of Company restricted common stock (“Grant Stock”) and options to acquire Company common stock (“Option Shares”) that are not vested as of the Effective Date, which Grant Shares and Option Shares are listed on Appendix A to this Agreement. The Company granted the Grant Shares and Option Shares to Executive pursuant to certain award agreements (the “Award Agreements”) which provide that Executive’s rights to the Grant Shares and Option Shares shall vest upon termination of Executive’s employment with the Company under certain circumstances. The Company hereby accelerates the vesting of, and fully vests and removes all restrictions from, the number of Grant Shares and Option Shares designated on Appendix A as vested on the Termination Date (June 30, 2012), and such Grant Shares and Option Shares are hereby fully vested and transferable to Executive free of any and all restrictions as of the Termination Date.

6. 2012 Equity and Performance Cash Grants. Effective May 25, 2012 the Company granted Executive the following equity grants and performance cash awards: (i) 5082 Restricted Stock Units subject to applicable vesting (the “2012 RSUs”); (ii) 13,885 non-qualified stock options to acquire Company $.01 par value Common Stock with a strike price of $43.38 per share and subject to applicable vesting (the “2012 Stock Options”) and (iii) performance cash awards equal to $220,448.00 (the “2012 Performance Cash Awards”). In connection with Executive’s termination of employment with Company, Executive and the Company have agreed that the 2012 Stock Options and the 2012 Performance Cash Awards shall be forfeited by Executive on the Termination Date. Executive and Company have also agreed that the 2012 RSUs shall be cancelled on the Termination Date in exchange for a new Performance Cash Award of $220,448 which shall be payable to the Executive at the end of the Term of the Consulting Agreement described in Section 27, below (the “Consulting Agreement”), if, at the end of the Term of the Consulting Agreement the Company, acting by and through the Chairman of the Compensation Committee or the Chief Executive Officer of the Company, determines, in its sole discretion, that Executive has properly and timely performed the Consultant Services (as defined in the Consulting Agreement) in accordance with the Standard of Care required by the Consulting Agreement.

7. Extension of Option Exercise Dates. As reflected on Appendix B hereto, Executive has been granted an aggregate of 55,712 options to acquire Company shares (the “Options”) pursuant to award agreements dated May 22, 2006, May 24, 2007, June 5, 2008, June 4, 2009, June 9, 2010 and June 8, 2011 with varying strike prices and expiration dates as reflected on Appendix B (collectively the “Grant Agreements”). Pursuant to the terms of the Grant Agreements, the Executive, as Grantee under the Grant Agreements, has until the earlier of the 90th day following the Grantee’s termination of employment with the Company or the Expiration Date, which is generally ten years from the original option grant date, to exercise the Options. In recognition of the fact that Executive will very likely possess material, nonpublic information about the Company which may prohibit his exercise of the Options and a subsequent sale of the underlying Option Shares within 90 days of Executive’s termination of employment as defined under the Grant Agreements, the Company agrees to cause the Grant Agreements to be amended to extend the period in which Executive, as Grantee, may exercise the Options to the earlier of (a) the 180th day following the last day of Executive’s employment under the terms of the Consulting Agreement or (b) the Expiration Date for each of the Options. The Company agrees to cause the applicable Grant Agreements to be amended accordingly.

8. Deferred Compensation. Reference is made to the Bristow Group, Inc. Deferred Compensation Plan effective August 1, 2008 (the “Deferred Compensation Plan”). Company and Executive acknowledge that Executive’s rights under the Deferred Compensation Plan are not intended to be affected by this Agreement, except that Executive’s termination of employment with the Company will terminate any obligation of the Company to make future contributions to the Deferred Compensation Plan for Executive’s benefit. Company and Executive also acknowledge that pursuant to the provisions of the Deferred Compensation Plan, Executive is not entitled to any contribution for the plan year ending December 31, 2012.

9. Qualified Retirement Plan Benefit. Reference is made to the Bristow Group, Inc. Employee Savings and Retirement Plan (the “401K Plan”) which provides, generally, that Company will match participant contributions to the 401K Plan on a dollar for dollar basis up to the first 3% of eligible compensation. Company and Executive acknowledge that Executive has not participated in the 401K plan in 2012, but has right to do so for any compensation periods between the Effective Date and the Termination Date. If the Executive determines to participate in the 401K Plan, he will advise Company accordingly and Company will make the required matching contributions in accordance with the provisions of the 401K Plan. The 401K Plan also includes a qualified, non-elective contribution feature which requires the Company to contribute 3% of Executive’s eligible 2012 earnings prior to the Termination Date to Executive’s account in the 401K Plan. That contribution will be calculated and paid by the Company to Executive’s account in the 401K Plan at the same time the contributions to other participants in the 401K Plan are made in or about February 2013 for the plan year ending December 31, 2012.

10. Group Health Coverage. Effective as of the Termination Date, until the earliest to occur of (A) the expiration of eighteen months after the Termination Date, (B) the date on which the Executive attains the age of 65, (C) the date the Executive first becomes eligible to receive health benefits under another employer-provided plan, from and after the Termination Date, or (D) the death of the Executive, the Company shall, via proper COBRA election by Executive, continue medical and dental benefits to the Executive (and, if applicable, to the spouse and dependents of the Executive who received such benefits under the Executive’s coverage immediately prior to the Termination Date) at least equal to those that would have been provided to the Executive (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Executive remained actively employed, provided that Executive makes all required COBRA payments to the Company, and the Company shall immediately reimburse Executive for each such COBRA payment.

11. Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Company.

12. Indemnity Rights. The Parties agree that the terms and provisions of Section 9(g) of the Employment Agreement shall remain in full force and effect.

13. Miscellaneous Matters.

(a) The Company shall allow Executive to retain the term life policy insuring Executive’s life for $500,000.00 provided by Northwestern Mutual Life Insurance policy #17-692-082 referenced in Section 2(f) of the Employment Agreement, in order for Executive to continue the life insurance coverage through Executive’s payment of future premiums. The Company shall assign any and all rights in such insurance policy to Executive, and Executive agrees to assume any and all obligations for future payments due under such insurance policy effective as of the Termination Date.

(b) The Company shall provide to Executive outplacement services through D’Onofrio Consulting Partners for a period of up to twelve months after the Termination Date at a total cost to the Company not to exceed $45,000.00.

14. Global Release of Claims. On the Termination Date, Executive shall execute and deliver to the Company the Waiver and Release attached hereto as Appendix C (the “Waiver and Release”).

15. Restrictive Covenants. The Parties agree that the terms and provisions of Sections 3(f) and 5 of the Employment Agreement shall remain in full force and effect after the Effective Date pursuant to their respective terms.

16. Knowing and Voluntary Agreement. The Executive understands it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly. The Executive acknowledges that he has been advised by the Company to seek independent legal counsel to review this Agreement.

17. Dispute Resolution. In the event of any dispute or controversy relating to or arising under this Agreement, including any challenges to the validity hereof, the Parties hereto mutually consent to the exclusive jurisdiction of the state courts in the State of Texas and of the federal courts within Texas. In the event any of the provisions of this Agreement or the application of any such provisions to the Parties hereto with respect to their obligations, shall be held by a court of competent jurisdiction to be contrary to the laws of the State of Texas or federal law, the remaining provisions of the Agreement shall remain in force and effect. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE PARTIES HERETO KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THAT SUCH PARTY MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT. Executive acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

18. Severability. It is the desire of the Parties hereto that this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

19. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company or Executive of any liability whatsoever, or as an admission by the Company of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

20. Intention to Comply with Code Section 409A.

(a) This Agreement is intended to comply with Code Section 409A. Executive acknowledges that if any provision of this Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility.

(b) Pursuant to Code Section 409A, no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.

(c) For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under this Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

21. Governing Law. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws.

22. Notices. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party. Either Party may change the address for notice by notifying the other Party of such change in accordance with this Section 22.

23. Entirety and Integration. Upon the execution hereof by the Company and Executive, this Agreement (including the provisions of the Employment Agreement incorporated by reference herein) shall constitute a single, integrated contract expressing the entire agreement of the Parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the Parties. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth in this Agreement.

24. Expenses. Each Party hereto shall pay all its own costs and expenses incident to its negotiation of this Agreement and to its performance and compliance with all agreements contained herein on its part to be performed, including the fees, expenses and disbursements of its counsel and accountants. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

25. Multiple Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to this original or same counterpart. Receipt by telecopy or electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

26. Authorization. Each person signing this Agreement as a Party or on behalf of a Party represents that he or she is duly authorized to sign this Agreement on such Party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

27. Consulting Agreement. The Executive agrees to execute and deliver to the Company the Consulting Agreement attached hereto as Appendix D and provide the consulting services to the Company on the terms and conditions described in the Consulting Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which may be executed in multiple counterparts, as of the date first above written.

BRISTOW GROUP, INC.		EXECUTIVE

/s/ William E. Chiles		/s/ Randall A. Stafford
By:	WILLIAM E. CHILES	RANDALL A. STAFFORD
Its:	President, Chief Executive Officer	Date: June 25, 2012
Date:	June 25, 2012
Address for Notices: Bristow Group, Inc. Attn: Chairman, Compensation Committee of the Board of Directors 2103 City West Blvd., 4th Floor Houston, Texas 77042		Address for Notices: 50 Hollingers Island Katy, Texas 77450

Appendix A

Restricted Stock Grants and Option Grants

Grant Date	Number of Grant Shares	Number of Shares Vested as of June 30, 2012
June 9, 2010	4,811	4,811
June 8, 2011	2,755	2,755
August 2, 2011	3,000	3000
Total Vested	10,566	10,566

Grant Date	Number of Option Shares	Number of Option Shares Vested as of June 30, 2012
June 9, 2010	11,734	11,734	(Strike Price $30.16)
June 8, 2011	6,561	6,561	(Strike Price $43.79)
Total Vested	18,295	18,295

Appendix B

Option Share Schedule

Grant Date	Option Shares	Strike Price	Expiration Date
1. 5/22/2006	6,200	$34.15	5/22/2016
2. 5/24/2007	7,000	$46.45	5/24/2017
3. 6/05/2008	9,300	$50.25	6/05/2018
4. 6/04/2009	14,917	$32.90	6/04/2019
5. 6/09/2010	11,734	$30.16	6/09/2020
6. 6/08/2011	6,561	$43.79	6/08/2021

Total	55,712

Appendix C

WAIVER AND RELEASE

Pursuant to the terms of the Separation Agreement and Release made as of June         , 2012, between Bristow Group, Inc. (the “Company”) and me (the “Separation Agreement”), and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, RANDALL A. STAFFORD, do freely and voluntarily enter into this WAIVER AND RELEASE (the “Waiver and Release”), which shall become effective and binding on the eighth day following my signing this Waiver and Release as provided herein (the “Waiver Effective Date”). It is my intent to be legally bound, according to the terms set forth below.

In exchange for the payments and other benefits to be provided to me by the Company pursuant to the Separation Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:

1.	I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

Notwithstanding the foregoing, I am not waiving any rights or claims under the Separation Agreement or that may arise after this Waiver and Release is signed by me. Moreover, this Waiver and Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Waiver and Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Waiver and Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws, my employment agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the Waiver Effective Date. Finally, nothing in this Waiver and Release shall affect my rights as a shareholder of the Company.

2.	I forever waive and relinquish any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that Company has no obligation to rehire or return me to active duty at any time in the future.

3.	I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Employment Agreement, as modified by the Separation Agreement.

4.

I agree not to, directly or indirectly, disclose, communicate, or publish any intentionally disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), concerning or related to any of the Released Parties. I understand and acknowledge that this non-disparagement clause prevents me from disclosing, communicating, or publishing, directly or indirectly, any Disparaging Information concerning or related to the Released Parties. Further, I acknowledge that in executing this Agreement, I have knowingly, voluntarily, and intelligently waived any free speech, free association, free press or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution or any other state constitution which may be deemed to apply) rights to disclose, communicate, or publish Disparaging Information concerning or related to the Released Parties. I also understand and agree that I have had a reasonable period of time to consider this non-disparagement clause, to review the non-disparagement clause with my attorney, and to consent to this clause and its terms knowingly and voluntarily. I further acknowledge that this non-disparagement clause is a material term of this Agreement. If I breach this paragraph 4, the Company will not be limited to a damages remedy, but may seek all other equitable and legal relief including, without limitation, a temporary restraining order, temporary injunctive relief, a permanent injunction, and its attorneys’ fees and costs, against me and any other persons, individuals, corporations, businesses, groups, partnerships or other entities acting by, through, under, or in concert with me. Nothing in this Waiver and Release shall, however, be deemed to prevent me from testifying fully and truthfully in response to a subpoena from any court or from responding to investigative inquiry from any governmental agency or during interviews of audit committee counsel related to or in anticipation of government investigations.

5.	I hereby acknowledge and affirm as follows:

a.	I have been advised to consult with an attorney prior to signing this Waiver and Release.

b.	I have been extended a period of 21 days in which to consider this Waiver and Release.

c.	I understand that for a period of seven days following my execution of this Waiver and Release, I may revoke the Waiver and Release by notifying the Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked this Waiver and Release, it shall then become effective and enforceable. I understand that the Separation Payment will not be made under the Separation Agreement and I will not be entitled to the Severance Benefits made under the Separation Agreement until after the seven-day period has elapsed and I have not revoked this Waiver and Release.

d.	I acknowledge that I have received payment for all wages due at time of my employment termination, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Payment and the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

e.	If, as of the date of this Waiver and Release, I have not entered into the Consulting Agreement described in Section 27 of the Separation Agreement, I certify that I have returned all property of the Company, including but not limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

f.	I have carefully read the contents of this Waiver and Release and I understand its contents. I am executing this Waiver and Release voluntarily, knowingly, and without any duress or coercion.

6.	I acknowledge that this Waiver and Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.

7.	In the event that any provision of this Waiver and Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.

8.	I hereby declare that this Waiver and Release and the Separation Agreement constitute the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Waiver and Release and the Separation Agreement, to induce or persuade me to enter into this Waiver and Release.

9.	I understand that in order to be effective this Waiver and Release must be executed by me and delivered to the Company on or before July 30, 2012.

IN WITNESS WHEREOF, I have signed this Waiver and Release on the 30th day of June, 2012.

RANDALL A. STAFFORD

Appendix D

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made by and between Bristow Group, Inc., a company organized and existing under the laws of the State of Delaware (hereinafter “COMPANY”), and Randall A. Stafford, an individual residing in Houston, Texas (hereinafter “CONSULTANT”) effective as of July 1, 2012.

WHEREAS, the CONSULTANT and COMPANY have entered into a Separation Agreement and Release effective as of June             , 2012, in connection with CONSULTANT’s separation from employment with the COMPANY as the Senior Vice President, General Counsel and Corporate Secretary (the “Separation Agreement”);

WHEREAS, pursuant to the terms of the Separation Agreement, the parties have agreed to enter into this Agreement for the provision of consulting services by CONSULTANT to COMPANY;

WHEREAS, the COMPANY desires to retain CONSULTANT’s services during an interim period and to facilitate the transition to a new general counsel for the Company; and

WHEREAS, the CONSULTANT is willing to provide consulting services to the COMPANY in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, COMPANY and CONSULTANT agree as follows:

1. Scope of Service

The COMPANY and CONSULTANT recognize that CONSULTANT previously acted in the capacity of the COMPANY’s Senior Vice President, General Counsel and Corporate Secretary and that the scope of service CONSULTANT will render under this Agreement may be different and more limited than the services previously provided by the CONSULTANT in his capacity as Senior Vice President, General Counsel and Corporate Secretary of the Company.

(a)	CONSULTANT has been retained by the COMPANY to provide certain services to the COMPANY solely with regard to transitioning pending matters, including, but not limited to litigation, operations, finance, corporate/administration, compliance, corporate records, governance, corporate structure, benefits, and related issues to the COMPANY. The COMPANY may, from time to time, assign specific tasks to CONSULTANT in connection with transitioning pending matters.

(b)	CONSULTANT is not retained to engage outside counsel, to enter into contracts or commitments for the COMPANY, and agrees not to do so without the express written consent of the Chief Executive Officer of the COMPANY.

(c)	CONSULTANT shall be free to engage in consulting services for others, provided, however, such other activities shall not interfere with his rendering services to the COMPANY.

(d)	CONSULTANT shall provide such other consulting services as the COMPANY and CONSULTANT may agree, without additional compensation. The services described in subparagraphs 1(a)-(d) may be referred to hereinafter collectively as the “Consultant Services”.

2.	Nature of Relationship Between Parties

The CONSULTANT shall render the Consultant Services in this Agreement as an independent contractor. Except as otherwise agreed to by the COMPANY, CONSULTANT will have no authority or power to bind the COMPANY in relation to third parties or to represent to third parties that CONSULTANT has authority or power to bind the COMPANY. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between CONSULTANT and the COMPANY or any of its affiliates or, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them.

3.	Compensation

(a)	In consideration for CONSULTANT performing the Consultant Services for the term of this Agreement, COMPANY agrees to pay CONSULTANT a daily consulting fee of $1250.00, payable bi-weekly, in arrears. Consultant shall prepare and submit time sheets weekly reflecting his time worked during the preceding week.

(b)	In addition to the above compensation, COMPANY will reimburse CONSULTANT for all reasonable out of pocket expenses incurred by CONSULTANT consistent with COMPANY’s policies on reimbursement of business expenses. CONSULTANT will submit an itemized statement of expenses to COMPANY on a weekly basis for costs incurred incidental to the performance of his duties as a CONSULTANT.

(c)	CONSULTANT will also be provided with office access, computer, cell phone and other reasonable support services, including home internet access, during the period of this Agreement consistent with the office support and services he was receiving as an employee. The consideration described in subparagraphs 3(a)-(c) may be referred to hereinafter collectively as the “Consultant Compensation”.

(d)	The Consultant Compensation shall be CONSULTANT’s sole compensation for performing the Consultant Services.

4.	Term

This Agreement shall commence on July 1, 2012, and shall continue in effect through August 31, 2012; provided, however, such term may be extended thereafter by mutual agreement of the parties or terminated at any time by written notice from the COMPANY to the CONSULTANT. The COMPANY and the CONSULTANT agree that notwithstanding the commencement of this Agreement on July 1, 2012, CONSULTANT shall not be available to provide Consultant Services on a full-time basis until July 12, 2012.

5.	Consultant’s Standard of Care

Subject to the other provisions of this Agreement, CONSULTANT shall provide the Consultant Services with the same degree of diligence, care, skill and prudence that would be customarily exercised by the general counsel of a company whose shares are listed on the New York Stock Exchange and in the best interest of the COMPANY.

6.	Independent Contractor

(a)	Except as otherwise provided herein or in the Separation Agreement, the status of CONSULTANT shall be that of an independent contractor and CONSULTANT shall not be eligible for participation in benefit plans offered by COMPANY to its employees.

(b)	COMPANY acknowledges and agrees that CONSULTANT may engage directly or indirectly in other activities during the term of this Agreement, including the provision of legal services to other companies and persons. However, this provision shall not relieve CONSULTANT of his obligations under paragraph 7 of this Agreement.

(c)	CONSULTANT shall be solely responsible for satisfaction of all tax obligations with regard to compensation earned pursuant to this Agreement, and agrees to hold COMPANY harmless from any liability for unpaid taxes or penalties in conjunction with earnings hereunder.

7.	Confidentiality

The CONSULTANT acknowledges and agrees that all Confidential Information about the COMPANY that was previously provided in the course of employment with the COMPANY and Confidential Information that will be provided to him in the course of the Term of this Agreement are and will continue to be the exclusive property of the COMPANY. The CONSULTANT agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential Information to any third person except (i) as consented to in writing by the Chief Executive Officer of the COMPANY or (ii) as required by law or judicial or regulatory process; provided, however, that CONSULTANT shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by CONSULTANT of this paragraph 7. If requested by the COMPANY, CONSULTANT will obtain from any third party to whom he discloses any Confidential Information the written agreement (in form and substance satisfactory to the COMPANY in its sole discretion) of such third party to keep such information confidential. The CONSULTANT agrees to continue to abide by COMPANY policies regarding confidentiality.

8.	Protective Covenants

The COMPANY agrees to provide CONSULTANT with Confidential Information, which CONSULTANT has not had access to or knowledge of before the execution of this Agreement. The CONSULTANT agrees that to protect the COMPANY’s Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the COMPANY and CONSULTANT in paragraph 7 of this Agreement:

(i)	Non-Solicitation. The CONSULTANT agrees that during (A) the Term of the Agreement and (B) for an eighteen month period following the Term of the Agreement (the “Post Consulting Period” and, together with the Term, the “Restricted Period”) will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the COMPANY, solicit business, or attempt to solicit business, in products or services competitive with products or services sold by the COMPANY, from any customer or client, or prospective customer or client, with whom CONSULTANT had contact or solicited during the (24) months that immediately proceeded the execution of this Agreement or during the Term of the Agreement.

(ii)	Non-Recruitment. The CONSULTANT also agrees that during the Restricted Period, he will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment or contractor relationship with the COMPANY, or otherwise cease their employment or contractor relationship with the COMPANY, or otherwise contract for services with, any employee or contractor of the COMPANY.

(iii)	Nature of the Restrictions. The CONSULTANT agrees that the time, geographical area, and scope of restrained activities for the restrictions in this paragraph 8 are reasonable, especially in light of the COMPANY’s desire to protect its Confidential Information. If a court concludes that any time period, geographical area, or scope of restrained activities specified in paragraph 8 of this Agreement is unenforceable, the court is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if CONSULTANT violates any of the restrictions contained in this paragraph 8, the Restricted Period shall be suspended and will not run in favor of the CONSULTANT from the time of the commencement of any such violation until the time when the CONSULTANT cures the violation to the COMPANY’s satisfaction.

9.	Agreement to Return Company Property/Documents

Following the termination of CONSULTANT’s consulting arrangement for any reason, CONSULTANT agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the written consent of an authorized COMPANY representative; and (ii) he will promptly return to the COMPANY all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the COMPANY, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials. He further agrees to return to the COMPANY immediately all COMPANY property, including, without limitation, keys, equipment, computer(s) and computer equipment, devices, COMPANY cellular phones, other COMPANY telephonic equipment, COMPANY credit cards, data, lists, information, correspondence, notes, memos, reports, or other writings prepared by the COMPANY or himself on behalf of the COMPANY.

10.	Survival

The provisions set forth in paragraphs 7 - 14 shall survive termination or expiration of this Agreement for any reason. In addition, all provisions of this Agreement which expressly continue to operate after the termination of this Agreement shall survive termination or expiration of this Agreement in accordance with the terms of such provisions.

11.	No Assignment or Subcontracting

CONSULTANT shall not assign or subcontract in whole or in part any of the services to be furnished under this Agreement, nor shall CONSULTANT assign any payment due or to become due hereunder from COMPANY without the prior written consent of the COMPANY.

12.	Governing Law

This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas, not including any choice-of-law rule of the State of Texas, which may direct or refer any such interpretation to the laws of any other state or county.

13.	Dispute Resolution

If any dispute arises out of or is related to this Agreement or CONSULTANT’s employment or separation from employment with the COMPANY for any reason, and the parties to this Agreement cannot resolve the dispute, CONSULTANT and COMPANY hereby agree to resolve such disputes pursuant to the provisions of Section 17 of the Separation Agreement.

14.	Injunctive Relief

The CONSULTANT acknowledges and agrees that the covenants, obligations and agreements of the CONSULTANT contained in this Agreement concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the COMPANY irreparable injury for which adequate remedies at law are not available. Therefore, the CONSULTANT agrees that the COMPANY alone will be entitled to an injunction, restraining order, or all other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the CONSULTANT from committing any violation of the covenants, obligations or agreements referred to in this Agreement before submitting this matter to binding arbitration. These injunctive remedies are cumulative and in addition to any other rights and remedies the COMPANY may have against the CONSULTANT. The COMPANY and the CONSULTANT irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of the COMPANY’s headquarters (Houston, Texas) regarding the injunctive remedies set forth in this paragraph and the interpretation and enforcement of this paragraph 14 solely insofar as the interpretation and enforcement relate to an application for injunctive relief in accordance with the Agreement provisions. Further, the parties irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating to injunctive relief shall be in the courts listed in this paragraph 14; (b) all claims with respect to any application for injunctive relief shall be heard and determined exclusively in these courts; (c) these courts will have exclusive jurisdiction over the parties to this Agreement and over the subject matter of any dispute relating to an application for injunctive relief; and (d) each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under the provisions of this paragraph 14.

15.	Directors and Officers Insurance

The COMPANY shall provide the CONSULTANT with Directors and Officers insurance coverage, including indemnification, on terms no less favorable than the terms of the coverage provided to similarly situated current and former officers of the COMPANY covering CONSULTANT’s services under this Agreement.

16.	Multiple Counterparts

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to this original or same counterpart. Receipt by telecopy or electronic transmission of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

17.	Authorization

Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

BRISTOW GROUP, INC.

By:
Name:
Title:

CONSULTANT:

RANDALL A. STAFFORD